SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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     [ ]   Definitive Proxy Statement
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     [X]   Soliciting Material Under Rule 14a-12


                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: April 22, 2002


(These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)


         Send a Vital message to Netro's Board of Directors about American Business Practices:

                    Vote for Coates & Kennedy

We think that Netro Corporation desperately needs new directors truly dedicated to its shareholders and better business practices. Just look at the disastrous Netro results of the last two years and listen to the Q1 2002 conference call, the least enthusiastic and most incomprehensible quarterly conference call we have heard in years.

After so many "dot-com's" and telecoms crashed and burned, we hoped that Netro's directors would have learned that America's success in business isn't based on wishful thinking, selling me-too products at a loss, and profligate spending. But no, it looks like business as usual at Netro. That means losing more shareholder money, or as their 10-k says "We have a history of losses, expect future losses, and may never achieve profitability."

Who are these Netro Directors who have presided over the decline and fall of Netro's stock price and profits, analyst coverage and future prospects? They are Gideon Ben-Efraim, Thomas R. Baruch, Irwin Federman, Richard M. Moley, Sanford R. Robertson and Shirley Young. Now two of them, Baruch and Federman are running for re-election.
What is their campaign to the shareholders? We don't know but we assume that they are going to sit back and wait for people to vote for them just because they were nominated by management. (Netro has no nominating committee or corporate governance committee or ethics committee.) The directors set a very early election / annual meeting date of May 21st giving shareholders barely time to get Netro's proxy materials and consider the issues. (Do you wonder why?) We have attached some more background on Netro and its board and those key issues.

Now is the time for change! Please support better corporate governance at Netro and make your own personal statement about the American business practices you believe in. Please vote your shares for Coates & Kennedy after receiving and reviewing your official proxy materials. Thank you.

Sincerely,

/s/ C. Robert ("Bob") Coates        /s/ David Kennedy
    ------------------------            ------------------------
    C. Robert ("Bob") Coates            David Kennedy


P.S. The U. S. presidential election in 2000 proved that every vote is important. Please make your vote count, no matter how many or few shares you own. With your help, we will win.
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COATES AND KENNEDY RAISE QUESTIONS ABOUT NETRO DIRECTOR'S PERFORMANCE

WHAT HAS HAPPENED TO NETRO?

        Netro's revenues decreased 65.4% in 2001 but it continues to burn cash. In fact its G&A costs increased 73.5% in 2001. Not surprisingly, Netro (Nasdaq: NTRO) had a 2001 operating loss of over $95 million.

        Netro's stock has fallen 95% during the last two years and is trading at about half the value of Netro's cash and marketable securities.

WHAT HAS THE INCUMBENT BOARD AND MANAGEMENT DONE?

        The track record of the incumbent board and management is best summarized by Netro's recent 10-K:

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER
ACHIEVE PROFITABILITY

But they want to keep spending the stockholders' money!

        While Netro's stock price plummeted and its business evaporated, the incumbent directors and management protected themselves, not the stockholders. Netro directors and management:

        - Lost over $10 million in less than 18 months in Bungee Communications. This overseas "subsidiary" was founded, partly owned and controlled by Shlomo Yariv, who was appointed Netro's chief operating officer in May, 2001;

        - Exercised options and cashed out for millions as Netro's stock declined;

        - Repriced options and issued new options to themselves at Netro's depressed market price;

        - Erected new takeover defenses, including a poison pill;

        - Paid AT&T Wireless $16 million in cash and 8.2 million shares of Netro stock for assets which will produce no near term revenues, but will increase Netro's expenses; and

        -       Added highly compensated new vice-presidents --
                Netro's preliminary proxy lists 15 vice-presidents.

WHAT DOES THE INCUMBENT BOARD PROPOSE?

        The incumbent board proposes more of the same people and policies that have put Netro in its precarious position:

        - 400,000 more options for the non-employee directors, though Netro recently disclosed that its outside directors each got 50,000 options in July, 2001.

        - Another substantial increase in options for directors, management and employees.

        - The reelection of Thomas Baruch and Irwin Federman even though:

                -- Baruch and Federman attended fewer than 75% of board and committee meetings in 2000 and 2001, respectively.

                -- Neither Baruch nor Federman has purchased a single share of Netro in the past two years.

                -- Federman and partnerships of which he is general partner sold more than 3 million Netro shares for over $190 million in the last 2 years. Baruch sold 30,000 Netro shares in 2000.

        -       A continuation of Messrs. Federman and Baruch as
                Netro's Compensation Committee.

WHO IS BOB COATES AND WHAT HAS HE DONE?

        Bob Coates owns about 2.4 million shares of Netro stock.

        Bob has challenged the actions of Netro's directors.

                -- He has sued to invalidate the redomestication merger, its anti-takeover features and the poison pill and to cancel millions of Netro options.

                -- He has demanded books and records to investigate Netro's investment in and payments to Bungee.

WHAT DO BOB COATES AND DAVID KENNEDY PROPOSE?

        Bob Coates and David Kennedy believe Netro needs directors whose primary focus is not insider options and management entrenchment, but putting money into the pockets of Netro's stockholders. Bob and Dave propose that Netro:

        - Use excess cash for a self-tender for 20 million shares at $4.50 per share;

        - Refrain from transactions which will further dilute the ownership of existing shareholders;

        - Eliminate the poison pill and scale back its takeover defenses;

        - Reduce cash burn substantially and not increase sales and marketing costs until it has a viable product to sell;

        - Be sold if it cannot implement a workable strategic plan to produce operating profits and increase its stock price in the near term.